Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

AMONG

SANCHEZ ENERGY CORPORATION

(“SN”),

SN CATARINA, LLC

(“SELLER”)

AND

SANCHEZ PRODUCTION PARTNERS LP

(“BUYER”)

DATED AS OF SEPTEMBER 25, 2015

i

ii

Exhibits:
Exhibit A	—	Assignment of Membership Interests
Exhibit B-1	—	Midstream Assets
Exhibit B-2	—	Assets Under Construction
Exhibit C	—	Gathering Agreement

Schedules:
Schedule 1.1	—	Knowledge
Schedule 1.2	—	Pre-Existing Liabilities
Schedule 3.4	—	No Conflicts; Consents - SN Parties
Schedule 4.2	—	No Conflicts; Consents - the Company
Schedule 4.10	—	Material Contracts
Schedule 4.12	—	Preferential Rights
Schedule 4.13	—	Permits
Schedule 6.3	—	Operations of the Company
Schedule 6.5	—	Insurance

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), is entered into on September 25, 2015 (the “Execution Date”), by and among Sanchez Energy Corporation, a Delaware corporation (“SN”), SN Catarina, LLC, a Delaware limited liability company (“Seller” and, together with SN, the “SN Parties”) and Sanchez Production Partners LP, a Delaware limited partnership (“Buyer”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

WHEREAS, SN is the parent of Seller.

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Interests”) in Catarina Midstream, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, the Company (i) owns certain equipment, pipelines, tanks and tangible personal property and associated leasehold and other interests and rights used for the gathering, transportation, plant separation and processing of Hydrocarbons from certain wells owned and operated by the SN Parties and their Affiliates located in Dimmit County and Webb County, Texas and (ii) as of the Closing, will own 105,263 common units representing limited partner interests in Buyer (the “Common Units”).

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Interests, on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I.
DEFINED TERMS

Section 1.1                                    Defined Terms.  Unless the context expressly requires otherwise, the respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings herein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

“Adjustment Amount” means the amount based on the following items which shall be prorated between Buyer on the one hand, and Seller, on the other hand, effective as of the Effective Date, with Seller being responsible for amounts that relate to the period prior to but excluding the Effective Date, and Buyer being responsible for amounts that relate to the period at and after the Effective Date: (i) rents and other amounts paid or payable under any Contracts to which the Company is a party or which are otherwise being assigned to Buyer or its Affiliates by the SN Parties and their Affiliates in connection herewith; (ii) fees and charges paid or payable to any Governmental Authority exclusively with respect to the Company or its assets or operations (including under any Permits assigned to Buyer or its Affiliates hereunder); and (iii) charges for water, sewer, telephone, electricity, natural gas and other utilities serving the Company Assets.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise.  For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided, however, that (i) the Company is not an Affiliate of either Buyer or Seller and (ii) Buyer and its subsidiaries shall not be deemed to be Affiliates of the SN Parties or any of their subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 2.5.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, decree, Permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question, including Environmental Law.

“Assets Under Construction” means the assets described in Exhibit B-2.

“Assignment Document” has the meaning set forth in Section 9.2(a).

“Assumed Obligations” means all obligations and liabilities of any kind whatsoever of the SN Parties arising from or relating to the Company or the Company Assets, whether known or unknown, liquidated or contingent, but only to the extent such obligations and liabilities arise on or after the Effective Date or relate to or are otherwise attributable to the period commencing on the Effective Date, including obligations and liabilities of the SN Parties concerning:  (i) the use, ownership or operation of the Company Assets; (ii) any obligations under or relating to any Contracts; (iii) any obligation or liability for the dismantling, decommissioning, abandoning and removing of the Midstream Assets; (iv) any liability in connection with an Environmental Law; and (v) any obligation or liability regarding Permits.  The Assumed Obligations shall not include the Retained Obligations.

“Base Purchase Price” has the meaning set forth in Section 2.3.

“Bill of Sale” means that certain Assignment and Bill of Sale dated as of September 23, 2015 by and between Seller and the Company.

“Books and Records” means all of the records and files of the Company and other records and files in control of or maintained by the SN Parties primarily related to the Company or the ownership and the Company Assets, including the minute books and other corporate records of the Company and any plans, drawings, instruction manuals, operating and technical data and records, whether computerized or hard copy, Tax files, books, records, Tax Returns and Tax work papers, supplier lists, surveys, engineering records, maintenance records and studies, environmental records, environmental reporting information, emission data, testing and sampling data and procedures, construction, inspection and operating records, and any and all information necessary to meet compliance obligations with respect to Applicable Law.

“Business Day” means any day that is not a Saturday, Sunday, or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer Indemnified Costs” means all Losses incurred or suffered by the Buyer Indemnified Parties as a result of, relating to or arising out of, (i) any breach of any representation or warranty contained in Article III or Article IV of this Agreement made by the SN Parties as though such representation or warranty were made as of the Closing Date (except to the extent that such representation and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been made as of such earlier date); (ii) the breach of any covenant or agreement made or to be performed by the SN Parties under this Agreement and (iii) the Retained Obligations.

“Buyer Indemnified Parties” means Buyer, its Affiliates and, from and after the Closing, the Company, and each of their respective officers, members, managers, partners, directors, employees and representatives.

“Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, inquiry, condemnation, audit or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative) before any court or other Governmental Authority or any arbitration proceeding, known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Closing Statement” has the meaning set forth in Section 2.4(b).

“Company” has the meaning set forth in the Recitals.

“Company Assets” means the assets and operations that are owned by the Company as of the Closing, including the Midstream Assets, other assets and interests conveyed to the Company pursuant to the Bill of Sale (including, as applicable, certain Books and Records and Contracts), certain Permits and the Common Units. The Company Assets also include, as and when effective pursuant to the Bill of Sale, the Assets Under Construction identified on Exhibit B-2, as well as copies of all files, records and data relating to the Midstream Assets, the Assets Under Construction and Contracts not otherwise owned by the Company but that are in control of or maintained by the SN Parties or their Affiliates if and to the extent that such files exist but excluding those subject to a written unaffiliated third party contractual restrictions on disclosure or transfer for which no consent to disclose or transfer has been received, or the extent such disclosure or transfer is subject to payment of a fee or other consideration, for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable.

“Common Units” has the meaning set forth in the Recitals.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (i) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement; (ii) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party; (iii) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement; or (iv) has been published or otherwise disclosed as required by Applicable Law.  From and after the Closing Date, Confidential Information disclosed by the SN Parties to Buyer that relates to the Company shall become, and be treated as, Confidential Information of Buyer disclosed to the SN Parties.

“Consents” means all notices to, authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority (including any filing required by the HSR Act), and any notices to, consents or approvals of any other third party.

“Contract” means any written contract, agreement, indenture, instrument, note, bond, loan, lease, easement, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.

“Dedicated Acreage” has the meaning set forth in Exhibit B-1.

“Dedicated Instruments” means the Dedicated Leases and Producer’s mineral deeds to the extent that such mineral deeds cover the Dedicated Acreage.

“Dedicated Leases” means Seller’s mineral leases to the extent that such mineral leases cover the Dedicated Acreage.

“Effective Date” means 12:01 a.m. Houston, Texas time on the Closing Date.

“Encumbrance” means any mortgage, pledge, charge, hypothecation, easement, right of purchase, security interest, deed of trust, conditional sales agreement, encumbrance, interest, option, lien, right of first refusal, right of way, defect in title, encroachments or other restriction, whether or not imposed by operation of Applicable Law, any voting trust or voting agreement, stockholder agreement or proxy.

“Environmental Laws” means all Applicable Laws relating to health, safety, the protection of the environment, natural resources, or threatened or endangered species, pollution, or its impacts on human health, including those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances and those relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof.

“Environmental Permit” means all Permits of Governmental Authorities required by Environmental Laws for the conduct of the business of the Company and operation of the Midstream Assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Execution Date” has the meaning set forth in the Preamble.

“Fundamental Representations” has the meaning set forth in Section 11.4(a).

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Gathering Agreement” has the meaning set forth in Section 9.2(b).

“General Partner” means Sanchez Production Partners GP LLC, a Delaware limited liability company.

“Governmental Authority” means any federal, state, local, tribal, or foreign government, or any court of competent jurisdiction, regulatory or administrative agency, commission, or other governmental authority that exercises jurisdiction over the SN Parties or the Company Assets.

“Hazardous Substance” means any chemicals, constituents, fractions, derivatives, compounds or other substances that are defined or regulated as pollutants, contaminants, wastes, toxic substances, hazardous substances, hazardous materials, radioactive materials or radioactive wastes or that may form the basis of liability or obligations under any Environmental Laws.  Hazardous Substances shall also expressly include petroleum substances (and any components, fractions or derivatives thereof) and exploration and production wastes.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“Hydrocarbons” means oil, gas, natural gas liquids, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Indemnified Costs” means Buyer Indemnified Costs and Seller Indemnified Costs, as applicable.

“Indemnified Party” means Buyer Indemnified Parties and Seller Indemnified Parties.

“Indemnifying Party” has the meaning set forth in Section 11.2.

“Indemnity Cap” means an amount equal to 20% of the Base Purchase Price.

“Indemnity Deductible” means an amount equal to 1% of the Base Purchase Price.

“Individual Indemnity Threshold” has the meaning set forth in Section 11.4(b).

“Interests” has the meaning set forth in the Recitals.

“Knowledge” means, (i) as to the SN Parties, the actual knowledge, after reasonable inquiry, of those Persons listed in Schedule 1.1 as of the date of this Agreement and (ii) as to Buyer, the actual knowledge, after reasonable inquiry, of Charles Ward.

“Losses” means any and all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character.

“Material Contracts” means the following Contracts to which the SN Parties, the Company or any of their Affiliates is a party and which relate to the Interests or the ownership, use, operation or maintenance of the Company Assets:

(a)                                       a Contract for the sale, purchase, exchange or other disposition of Hydrocarbons which is not cancelable without penalty on 30 days prior written notice;

(b)                                       a Contract to sell, lease, exchange or otherwise dispose of all or any part of the Company Assets (including Contracts containing rights of first refusal, rights of first offer or put or call rights);

(c)                                        a non-competition agreement or any agreement that purports to restrict, limit or prohibit Seller or the Company from engaging in any line of business or the manner in which, or the locations at which Seller or the Company conducts business, including area of mutual interest agreements, or that would obligate Seller or the Company to purchase or sell any interest in the Company Assets;

(d)                                       a Contract for the gathering, treatment, processing, storage, or transportation of Hydrocarbons which is not cancellable without penalty upon 30 or less days’ notice;

(e)                                        a Contract for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or which cannot be terminated without penalty on no more than 30 days’ notice;

(f)                                         an option, swap, hedge, collar or other derivative contract, including any master agreement and confirmation thereunder;

(g)                                        a Contract that involves performance of services or delivery of goods or materials (other than Hydrocarbons) by or to Seller or the Company of an amount or value in excess of $1,000,000 determined on an annual basis;

(h)                                       a Contract that involves expenditures or receipts of Seller or the Company in excess of $1,000,000 determined on an annual basis;

(i)                                           a material software license or other license agreement related to intellectual property involving expenditures of Seller or the Company in excess of $100,000 determined on an annual basis; or

(j)                                          any Dedicated Instruments.

“Midstream Assets” means the Hydrocarbon delivery surface equipment, machinery, fixtures, gas and oil gathering pipelines, manifolds, processing units, compression facilities, motor control valves, side valves, meters, condensers, tanks, vessels, towers, engines, safety equipment and other tangible personal property or facilities, buildings, structures and improvements located within the Dedicated Acreage as identified on Exhibit B-1 and other assets of such type conveyed to the Company pursuant to the Bill of Sale (excluding, for the sake of clarity, the Assets Under Construction).

“Negotiation Period” has the meaning set forth in Section 12.13(d).

“New Seller Information” has the meaning set forth in Section 6.2(a).

“Organizational Documents” means any charter, certificate of incorporation, certificate or articles of formation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 10.1(d).

“Party” and “Parties” have the meanings set forth in the Preamble.

“Permits” means all permits, licenses, approvals and Consents from appropriate Governmental Authorities necessary to conduct operations on or with respect to the Company Assets.

“Permitted Encumbrances” means with respect to a Person (i) Encumbrances for taxes, impositions, assessments, fees, rents or other governmental charges not yet due and payable or being diligently contested in good faith and which will be paid, if payable, by such Person; (ii) Encumbrances of mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith and which will be paid, if payable, by such Person; (iii) statutory and contractual Encumbrances incurred in the ordinary course of business securing rental, storage, throughput, handling or other fees, charges or obligations owing from time to time to landlords, warehousemen, common carriers and other third parties; and (iv) easements, restrictive covenants, reservations and exceptions to title, and any defects, imperfections or irregularities of title that do not and could not reasonably be expected to materially interfere with the use of such Person’s assets, as applicable, in a manner consistent with their use by such Person in the ordinary course of business on the day immediately prior to Closing.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or other entity.

“Preferential Rights” means any right or agreement that enables any Person to purchase or acquire any Company Assets or Interests or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Company Asset or Interest or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the transactions contemplated by this Agreement.

“Proposed Closing Statement” has the meaning set forth in Section 2.4(a).

“Purchase Price” has the meaning set forth in Section 2.3.

“Receiving Party Personnel” has the meaning set forth in Section 12.6(d).

“Retained Obligations” means all obligations and liabilities of any kind whatsoever of the Company, the SN Parties or their Affiliates arising from or relating to the Company or the Company Assets, whether known or unknown, liquidated or contingent, but only to the extent such obligations and liabilities arose prior to the Effective Date or relate to or are otherwise attributable to the period prior to the Effective Date, including obligations and liabilities concerning:  (i) the use, ownership or operation of the Company Assets; (ii) any obligations under or relating to any Contracts; (iii) any obligation or liability for dismantling, decommissioning, abandoning or removing of the Midstream Assets; (iv) any liability in connection with an Environmental Law; (v) any obligation or liability regarding Permits; and (vi) any obligation or liability relating to the matters specified in Schedule 1.2.

“ROFO Asset” means equipment, pipelines, tanks and tangible personal property used for the gathering, transportation and plant separation of Hydrocarbons from wells that are owned and operated by SN and SN Subsidiaries.

“ROFO Notice” has the meaning set forth in Section 12.13(b).

“ROFO Response” has the meaning set forth in Section 12.13(c).

“SEC Financial Statements” has the meaning set forth in Section 7.5.

“Securities Act” mean the Securities Act of 1933, as amended.

“Seller Indemnified Costs” means all Losses incurred or suffered by the Seller Indemnified Parties as a result of, relating to or arising out of, (i) any breach of any representation or warranty contained in Article V of this Agreement made by Buyer as though such representation or warranty was made as of the Closing Date (except to the extent that such representation and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been made as of such earlier date); (ii) the breach of any covenant or agreement made or to be performed by Buyer under this Agreement; and (iii) the Assumed Obligations.

“Seller Indemnified Parties” means the SN Parties, each of their respective Affiliates and, prior to the Closing, the Company, and each of their respective officers, members, managers, partners, directors, employees and representatives.

“SN” has the meaning set forth in the Preamble.

“SN Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of June 30, 2014 among SN, as borrower, SEP Holdings III, LLC, SN Marquis LLC, SN Cotulla Assets, LLC, SN Operating, LLC, SN TMS, LLC and Seller, as loan parties, Royal Bank of Canada, as administrative agent, Capital One, National Association, as syndication agent, Compass Bank and SunTrust Bank as co-documentation agents, RBC Capital Markets as sole lead arranger and sole book runner, and the lenders party thereto, as may be amended, supplemented, restated, refinanced, replaced or otherwise modified from time to time.

“SN Indentures” means (i) that certain Indenture, dated as of June 13, 2013 (as amended or supplemented from time to time), among SN, the guarantors party thereto and U.S. Bank National Association, as trustee and (ii) that certain Indenture, dated as of June 27, 2014 (as amended or supplemented from time to time), among SN, the guarantors party thereto and U.S. Bank National Association, as trustee.

“SN Parties” has the meaning set forth in the Preamble.

“SN Subsidiaries” means the direct and indirect wholly-owned subsidiaries of SN.

“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

“Tax Allocation Referee” has the meaning set forth in Section 2.5.

“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

“third-party action” has the meaning set forth in Section 11.2.

“Transaction Taxes” has the meaning set forth in Section 7.2(c).

“Transfer” means to, directly or indirectly, sell, assign, convey, transfer or otherwise dispose of, whether in one or a series of transactions; provided, however, that in no event shall the following be deemed a Transfer (and therefore shall not be subject to Section 12.13):

(a)                                 any sale, assignment, conveyance, transfer or other disposal of equity interests or other securities of SN or any change in control of SN;

(b)                                 any merger of SN with another Person or sale, assignment, conveyance, transfer or other disposal of all or substantially all of the assets of SN or any of the SN Subsidiaries;

(c)                                  any sale, assignment, conveyance, transfer or other disposal made in the ordinary course of business or otherwise for aggregate consideration of less than $20,000,000;

(d)                                 any sale, assignment, conveyance, transfer or other disposal to SN or an Affiliate thereof;

(e)                                  any sale, assignment, conveyance, transfer or other disposal of operatorship;

(f)                                   any sale, assignment, conveyance, transfer or other disposal arising out of unsolicited offers from bona fide third parties;

(g)                                  mergers or other corporate actions in connection with an acquisition by SN or any of its Affiliates;

(h)                                 any sale, assignment, conveyance, transfer or other disposal of equity interests or other securities or contributions of assets in connection with the formation of joint ventures and obligations with respect thereto; or

(i)                                     any sale, assignment, conveyance, transfer or other disposal in which the value attributed to ROFO Assets comprises less than 50% of the aggregate consideration of the transaction (as determined and calculated by the Transferring Entity acting in its commercially reasonable discretion and communicated to Buyer in a signed writing).

“Transferring Entity” has the meaning set forth in Section 12.13(a).

ARTICLE II.
PURCHASE AND SALE

Section 2.1                                    Purchase and Sale of Interests.  Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, at the Closing, the Interests. Seller shall transfer the Interests to Buyer by delivery of the Assignment Document at Closing.

Section 2.2                                    Company Assets.  At the time of Closing, the assets of the Company shall consist solely of the Company Assets.  The Parties acknowledge and agree that the Midstream Assets are located on real property leased, owned or otherwise held by or accessible to the SN Parties and their Affiliates and Buyer shall have access to such real property pursuant to, and subject to the terms of, the Gathering Agreement.

Section 2.3                                    Consideration.  In consideration for the purchase of the Interests, Buyer agrees to (i) pay to Seller at Closing the sum of $345,840,250.00 (the “Base Purchase Price”), as adjusted by the Adjustment Amount (the Base Purchase Price as so adjusted, the “Purchase Price”) and (ii) assume the Assumed Obligations.

Section 2.4                                    Proposed Closing Statement and Post-Closing Adjustment.

(a)                                       At least two Business Days prior to the Closing Date, the SN Parties shall prepare and deliver to Buyer a statement (the “Proposed Closing Statement”), setting forth the SN Parties’ reasonable good faith estimate, together with accompanying reasonable detail, of the Purchase Price and the components thereof, including any estimated Adjustment Amount.  Within one Business Day after receipt of the Proposed Closing Statement, Buyer will deliver to the SN Parties a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Proposed Closing Statement.  The Proposed Closing Statement, as agreed upon by the Parties, will be used to determine the estimated Adjustment Amount at Closing.  If the Parties are unable to reach agreement, the Proposed Closing Statement as prepared by the SN Parties will be used to determine the estimated Adjustment Amount at Closing, absent manifest error.

(b)                                       As soon as practicable, but in any event no later than 90 days following the Closing Date, the SN Parties, with the assistance of Buyer, shall cause to be prepared and delivered to Buyer a statement, including reasonable detail, of the Purchase Price and the components thereof, including any Adjustment Amount (the “Closing Statement”).

(c)                                        Upon receipt of the Closing Statement, Buyer and Buyer’s independent accountants shall be permitted to examine the schedules and other information used or generated in connection with the preparation of the Closing Statement and such other documents as Buyer may reasonably request in connection with its review of the Closing Statement.  The SN Parties and their Affiliates shall permit Buyer and its independent accountants reasonable access to the SN Parties’ independent accountants and employees that prepared the Closing Statement.  Within 30 days after receipt of the Closing Statement, Buyer shall deliver to the SN Parties a written statement describing in reasonable detail its objections, if any, to any amounts or items set forth on the Closing Statement.  If Buyer does not raise objections within such period, then the Closing Statement shall become final and binding upon Buyer.  If Buyer raises objections, the Parties shall negotiate in good faith to resolve any such objections.  If the Parties are unable to resolve any disputed item (other than disputes involving the application or interpretation of Applicable Law or other provisions of this Agreement) within 15 days after Buyer’s delivery to the SN Parties of its written statement of objections to the Closing Statement, any such disputed item shall be submitted to a nationally recognized independent accounting firm (that does not have a material relationship with any of the Parties or their respective Affiliates) mutually agreeable to the Parties, who shall be instructed to resolve such disputed item in accordance with the terms of this Agreement within 45 days of its joint engagement by the Parties.  The resolution of disputes by such accounting firm shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties, and the Closing Statement, as adjusted by the resolution of the disputed items, shall thereupon become final and binding.  The fees and expenses of any such arbitration (including the fees and expenses of the accounting firm named above) under this Section 2.4(c) shall be borne 50% by the SN Parties and 50% by Buyer, regardless of the outcome of any such arbitration. The Parties agree that any disputed item related to the application or interpretation of Applicable Law or other provisions of this Agreement shall not be resolved by the designated accounting firm, but shall instead be resolved pursuant to the other provisions of this Agreement.

(d)                                       If the Purchase Price as finally determined in accordance with this Section 2.4 exceeds the estimated Purchase Price as set forth on the Proposed Closing Statement, Buyer shall pay to Seller cash in the amount of such excess.  If the estimated Purchase Price as set forth on the Proposed Closing Statement exceeds the Purchase Price as finally determined in accordance with this Section 2.4, the SN Parties shall pay to Buyer (or its designee(s)) cash in the amount of such excess.  After giving effect to the foregoing adjustments, any amount to be paid by Buyer to Seller, or to be paid by the SN Parties to Buyer, as the case may be, shall be paid in the manner as provided in Section 2.4(e) within five Business Days after Buyer’s acceptance of the Closing Statement or the resolution of Buyer’s objections thereto pursuant to Section 2.4(c).

(e)                                        Any cash payments pursuant to this Section 2.4 shall be made by causing such payments to be credited in immediately available funds to such account or accounts of Buyer or Seller, as the case may be, as may be designated by Buyer or Seller, as the case may be, by notice to the other Party.

(f)                                         Each Party shall bear its own costs and expenses incurred in connection with the preparation and review of the Closing Statement, and none of such costs or expenses shall be taken into account in the determination of the Purchase Price (or any component thereof) pursuant to this Section 2.4.

The Parties acknowledge and agree that any inaccuracies, omissions, mischaracterizations or similar errors contained in the Proposed Closing Statement or the Closing Statement shall not be subject to any “deductible,” including the deductibles provided in Section 11.4(b).

Section 2.5                                    Allocation of Purchase Price.  The Parties agree to treat the purchase of the Interests as the purchase of all the assets of the Company by Buyer for U.S. federal income tax purposes and agree to allocate the Purchase Price among the assets of the Company in accordance with Section 1060 of the Code.  Not later than 90 days after the Closing, Buyer shall deliver to the SN Parties a statement, allocating the Purchase Price among the assets of the Company (“Allocation Statement”).  The SN Parties shall have 30 days to review and notify Buyer in writing of any reasonable, good faith disagreement with the Allocation Statement.  If the SN Parties do not timely notify Buyer of any such disagreement with the Allocation Statement, the SN Parties shall be conclusively deemed to have accepted and agreed to the Allocation Statement.  If the SN Parties notify Buyer within 30 days of any such disagreement, the Parties shall use reasonable efforts to resolve such dispute within 30 days.  In the event that the Parties are unable to resolve such dispute within 30 days, the Parties shall retain a mutually agreeable, nationally recognized accounting firm (that does not have a material relationship with any of the Parties, or any of their respective Affiliates) (the “Tax Allocation Referee”) to resolve the disputed items.  Notwithstanding anything to the contrary herein, the Parties (and the Tax Allocation Referee, if applicable) shall resolve all disputed items no later than 30 days after retaining the Tax Allocation Referee.  Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution.  The fees and expenses payable to the Tax Allocation Referee shall be split equally between Buyer and the SN Parties.  The Parties agree to (i) be bound by the Allocation Statement and (ii) act in accordance with the Allocation Statement in the preparation, filing and audit of any Tax Return (including filing Form 8594 with a federal income Tax Return for the taxable year that includes the date of the Closing).  Neither Buyer nor the SN Parties shall agree to any proposed adjustment to the Allocation Statement by any Tax Authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Buyer or the SN Parties from settling any proposed deficiency or adjustment by any Tax Authority based upon or arising out of the Allocation Statement, and neither Buyer nor the SN Parties shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such Allocation Statement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES RELATING TO THE SN PARTIES

The SN Parties hereby jointly and severally represent and warrant to Buyer that, as of the date of this Agreement and as of the Closing:

Section 3.1                                    Organization of the SN Parties.  Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite organizational power and authority to own the Interests.  Seller is duly qualified to do business, and in good standing, in the State of Texas. SN is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business, and in good standing, in each state where failure to be so qualified could reasonably be expected to adversely affect the consummation of the transactions contemplated by this Agreement.

Section 3.2                                    Authorization; Enforceability.  Each of the SN Parties has full capacity, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery, and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized on the part of each of the SN Parties, and no other proceeding on the part of either of the SN Parties is necessary to authorize this Agreement or performance of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of the SN Parties (and all documents required hereunder to be executed and delivered by the SN Parties at the Closing will be duly executed and delivered by the SN Parties), and this Agreement constitutes, and at the Closing each such document will constitute, a valid and binding obligation of each of the SN Parties, enforceable against each of the SN Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.3                                    Ownership of Interests.

(a)                                       Seller holds of record and owns beneficially the Interests, free and clear of all Encumbrances (other than restrictions under federal and state securities laws, in the Organizational Documents of the Company and under the SN Credit Agreement and related security agreements, guarantees, documents and instruments).

(b)                                       Neither of the SN Parties is a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of the Interests, and other than this Agreement, the Interests are not subject to any voting agreement or other contract, agreement, arrangement, commitment or understanding (other than, until the Closing, the SN Credit Agreement and SN Indentures and related security agreements, guarantees, documents and instruments of the SN Parties and the Company) restricting or otherwise relating to the voting, dividend rights, or disposition of the Interests.

(c)                                        Upon the occurrence of the Closing, the delivery of the Interests to Buyer in accordance with the terms of this Agreement will transfer good and marketable title to the Interests free and clear of any Encumbrance (but subject to applicable restrictions on transferability under federal and state securities laws and in the Organizational Documents of the Company).

(d)                                       Upon the occurrence of the Closing, none of the Company, the Company Assets or the Interests will be subject in any respect to any indebtedness (other than customary bonds posted with Governmental Authorities), including the terms and conditions of the documents and instruments governing the indebtedness of the SN Parties or their Affiliates, including the SN Credit Agreement, the SN Indentures or any related security agreements, guarantees, documents and instruments.

Section 3.4                                    No Conflict; Consents.  Except as set forth on Schedule 3.4, the execution and delivery of this Agreement by the SN Parties and the consummation of the transactions contemplated hereby do not and shall not:

(a)                                       violate any law applicable to either of the SN Parties or, to the Knowledge of the SN Parties with respect to either of the SN Parties or their Affiliates, require any material filing with, consent, approval, or authorization of or notice to, any Person;

(b)                                       violate any Organizational Document of either of the SN Parties; or

(c)                                        to the Knowledge of the SN Parties (i) breach any Material Contract; (ii) result in the termination of or the right of any party to terminate any Material Contract; or (iii) constitute an event that, after notice or lapse of time or both, would result in the creation or imposition of an Encumbrance upon the Interests, the Company or a Company Asset.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY, THE INTERESTS, THE MIDSTREAM ASSETS AND THE COMPANY ASSETS

The SN Parties hereby jointly and severally represent and warrant on behalf of the Company and themselves to Buyer that, as of the date of this Agreement and as of the Closing:

Section 4.1                                    Organization.  The Company is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority to own or lease the Company Assets.  The Company is duly qualified to do business, and in good standing, in the State of Texas.

Section 4.2                                    No Conflict; Consents.  Except as set forth on Schedule 4.2, the execution and delivery of this Agreement by the SN Parties and the consummation of the transactions contemplated hereby do not and shall not:

(a)                                       violate any law applicable to the Company or the Company Assets or, to the Knowledge of the SN Parties with respect to the Company or the Company Assets, require any material filing with, Permit, consent, approval, or authorization of or notice to, any Person;

(b)                                       violate any Organizational Document of the Company; or

(c)                                        to the Knowledge of the SN Parties (i) breach any Material Contract; (ii) result in the termination of or the right of any party to terminate any Material Contract; (iii) result in the creation of any Encumbrance under any Material Contract; or (iv) constitute an event that, after notice or lapse of time or both, would result in any such breach, termination or creation of an Encumbrance.

Section 4.3                                    Capitalization.

(a)                                       Interests.  The Interests (i) are duly authorized, validly issued and fully paid and nonassessable; (ii) are free of preemptive rights; (iii) were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom; and (iv) are uncertificated.

(b)                                       No Other Rights.  Except as set forth in the Organizational Documents of the Company, there are no (i) outstanding securities of the Company other than the Interests, and no outstanding securities which are convertible into, or exchangeable or exercisable for, membership interests, equity interests or other securities of the Company; (ii) authorized or outstanding options, warrants, stock or other rights to purchase or acquire from the Company, or obligations of the Company to issue, any equity interests, stock or other securities, including securities convertible into or exchangeable for membership interests, stock or other securities of such entity; (iii) preemptive rights related to any membership interests, equity interests, stock or other securities of the Company; (iv) contractual arrangements giving any Person a right to receive any benefits or rights similar to the rights enjoyed by or accruing to the holders of any equity or other interest in the Company; or (v) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of units or interests of the Company on any matter.

(c)                                        Subsidiaries.  Other than with respect to the Common Units, the Company does not own, directly or indirectly, any capital stock or equity interests of any other Person.

Section 4.4                                    Absence of Litigation; Compliance with Law.  Except with respect to any Claims under any Environmental Laws which are addressed exclusively in Section 4.9, there is no material Claim pending or, to the Knowledge of the SN Parties, threatened against the Company or relating to the Company Assets or the Interests that, if adversely determined, would be material to the Company Assets, the Interests or the Company.  To the Knowledge of the SN Parties, the operations and business of the Company have been conducted by the Company in substantial compliance in all material respects with all Applicable Laws except with respect to Environmental Laws, which are addressed exclusively in Section 4.9. There are no unsatisfied judgments or injunctions issued by a Governmental Authority outstanding against any of the SN Parties, the Company or their Affiliates or any Company Assets that could reasonably be expected to materially interfere with Buyer’s use and/or ownership of the Company Assets, as such Company Assets are presently owned and operated by the Company, the SN Parties and their Affiliates, from and after Closing or impair the ability of the SN Parties or the Company to consummate the transactions contemplated by this Agreement.

Section 4.5                                    Bankruptcy.  There are no bankruptcy, reorganization or rearrangement proceedings under any bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws with respect to creditors pending against, being contemplated by, or, to the Knowledge of the SN Parties, threatened, against the Company.

Section 4.6                                    Brokers and Finders.  No investment banker, broker, finder, financial advisor or other intermediary has been (directly or indirectly) retained by or is authorized to act on behalf of the SN Parties or their Affiliates who is entitled to receive from Buyer any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.7                                    Tax Matters

(a)                                       All Tax Returns required to be filed by or with respect to the Company and the Company Assets have been duly filed on a timely basis (taking into account all extensions of due dates) and such Tax Returns are true, correct and complete.

(b)                                       All Taxes owed by the Company or with respect to the Company Assets which are or have become due have been timely paid in full.

(c)                                        There are no Encumbrances for Taxes on the Company Assets, other than Permitted Encumbrances.

(d)                                       There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or the Company Assets nor is there any outstanding agreement or waiver by or with respect to the Company or the Company Assets extending the period for assessment or collection of any Tax.

(e)                                        There is no pending or, to the Knowledge of the SN Parties, threatened action, audit, required for ruling, proceeding or investigation for assessment or collection of Tax and no Tax assessment, deficiency or adjustment has been asserted or proposed in writing with respect to the Company or the Company Assets that has not been resolved.

(f)                                         The Company is not a party to any Tax allocation or Tax sharing agreement that will be binding on such entity after Closing.

(g)                                        Since the date of its formation, for U.S. federal income tax purposes, the Company has been classified as an entity that is disregarded as being separate from Seller.

Section 4.8                                    Title to and Condition of the Company Assets.

(a)                                       The Company has good and valid title to the Company Assets (with respect to the Common Units, solely as of the Closing), free and clear of all Encumbrances other than (i) Permitted Encumbrances, (ii) with respect to the Common Units, restrictions under federal and state securities laws and in the organizational documents of Buyer and, (iii) until the Closing, those arising under the SN Credit Agreement and related security agreements, guarantees, documents and instruments.  The Company Assets and the rights set forth in Section 2.1 of the Gathering Agreement include all assets, properties, rights (including but not limited to rights of access), privileges and interests of whatever kind or nature, real or personal or mixed, tangible or intangible, used or necessary (i) to conduct the operations and business conducted by the Company, and by the SN Parties and their respective Affiliates with respect to the Company Assets, as of the date hereof in a manner consistent with past practices and customs of the Company, the SN Parties and their respective Affiliates and (ii) as of the Closing Date, to the Knowledge of the SN Parties, to permit the Company, Buyer and their respective Affiliates to perform or cause to be performed their respective obligations under the Gathering Agreement and any other Contracts to which the Company is a party, in each case of the foregoing clauses (i) and (ii), without violating any Law as of such date or legal rights of any Persons as of such date (whether or not asserted as of such date).

(b)                                       To the Knowledge of the SN Parties, the Company Assets (other than the Common Units) are (i) structurally sound with no material defects, (ii) in good operating condition and repair (normal wear and tear excepted), (iii) not in need of repair except for ordinary or routine maintenance and (iv) are free from any material defects and suitable for the purposes for which they are currently used.

(c)                                        Neither the SN Parties nor the Company nor, to the Knowledge of the SN Parties, any other party thereto, is in material default under any mineral leases, mineral deeds or similar contracts or instruments applicable to the Dedicated Acreage, and no event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) has occurred which, with the giving of notice or the lapse of time, or both, would become a material default or event of default by the SN Parties or the Company or, to the Knowledge of the SN Parties, any other party thereto, with respect to any material term or provision of any such mineral leases, mineral deeds or similar contracts or instruments.

(d)                                       There is no pending or, to the Knowledge of the SN Parties, contemplated, condemnation or eminent domain proceeding with respect to any of the Company Assets.

(e)                                        To the Knowledge of the SN Parties, all buildings, structures, fixtures and other improvements included in the Midstream Assets are in material compliance with all applicable Laws, including those pertaining to zoning, building and the disabled.

(f)                                         The SN Parties specifically disclaim any other warranty or representation as to the condition of the Midstream Assets, it being specifically understood that the Midstream Assets will be conveyed in “as is,” “where is” and “with all faults”, except for as set forth in Article III and Article IV of this Agreement.

Section 4.9                                    Environmental Matters.  The Company Assets and the Company (i) are in substantial compliance in all material respects with all applicable Environmental Laws and Environmental Permits; (ii) are not the subject of any outstanding administrative or judicial order, judgment, agreement or arbitration award from any Governmental Authority under any Environmental Law relating to the Company or its assets and requiring remediation or the payment of a fine or penalty; and (iii) are not subject to any material pending Claims under any Environmental Laws with respect to which the SN Parties or the Company have been notified in writing by or on behalf of a plaintiff or claimant.

Section 4.10                             Material Contracts.  All Material Contracts are listed on Schedule 4.10.  Each Material Contract is in full force and effect and represents the legal, valid and binding obligation of the parties thereto, enforceable in accordance with its terms.  Neither the SN Parties nor the Company and, to the Knowledge of the SN Parties, no other party, is in breach of any Material Contract.  Neither the SN Parties nor the Company has received or delivered notice of a default or breach with respect to any Material Contract.  The SN Parties have made available to Buyer or its representatives correct and complete copies of each Material Contract and all amendments and other modifications thereto.

Section 4.11                             Employees.  The Company has no employees.

Section 4.12                             Preferential Rights.  Except as set forth on Schedule 4.12, there are no Preferential Rights attributable to or with respect to any part of the Company Assets or the Interests.

Section 4.13                             Permits.  The SN Parties and their Affiliates have maintained all material Permits necessary to operate the Company Assets as currently operated by them.  The Company Assets are in material compliance with all applicable Permits.  The SN Parties and their Affiliates hold all Permits, as set forth as of the Execution Date on Schedule 4.13, necessary to operate the Company Assets in all material respects as currently operated by them, and, as of the Closing, the SN Parties and their Affiliates will have validly transferred all such Permits to the Company to the extent required by such Permit or as necessary for the Company to operate the Company Assets pursuant to the Gathering Agreement.  No event has occurred (including the execution and delivery of this Agreement) which permits, or after the giving of notice or lapse of time or both would permit, the revocation or termination of any Permit or the imposition of any

(i) restrictions of such a nature as may limit any of the operations of the SN Parties or their Affiliates as historically conducted by them or (ii) material fines, costs or penalties under any Permit.

Section 4.14                             Affiliate Transactions.  There are no Contracts binding upon or directly affecting any of the Company Assets between Seller, on the one hand, and an Affiliate of Seller, on the other hand, that will continue to be binding upon or directly affect the Company Assets or the Company from and after the Closing.

Section 4.15                             Projections and Budgets.  The projections and budgets provided to Buyer (including those provided to Stifel, Nicolaus & Company, Incorporated, the financial advisor to the conflicts committee of the board of directors of the General Partner) by the SN Parties and their Affiliates as part of Buyer’s review of the Company Assets in connection with this Agreement have a reasonable basis, were prepared in good faith and are consistent with the expectations of the management of the SN Parties and their Affiliates.  To the extent such information related to the period during which the SN Parties owned the Company Assets, to the Knowledge of the SN Parties, the other financial and operational informational provided by the SN Parties and its Affiliates to Buyer (including those provided to Stifel, Nicolaus & Company Incorporated, the financial advisor to the conflicts committee of the board of directors of the General Partner) is correct in all material respects for the respective periods covered in which the SN Parties owned such Company Assets, and is derived from the books and records of the SN Parties, the Company and their Affiliates.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the SN Parties that, as of the date of this Agreement and as of the Closing:

Section 5.1                                    Organization of Buyer.  Buyer is a limited partnership, duly formed and validly existing and in good standing under the Applicable Laws of the State of Delaware.

Section 5.2                                    Authorization; Enforceability.  Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery, and performance of this Agreement, and the performance of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other limited liability company proceeding on the part of Buyer is necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Buyer (and all documents required hereunder to be executed and delivered by Buyer at the Closing will be duly executed and delivered by Buyer), and this Agreement constitutes, and at the Closing each such document will constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 5.3                                    No Conflict; Consents.  Except as would not reasonably be expected to prevent, impede, or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer do not and shall not:

(a)                                       violate any Law applicable to Buyer or, to the Knowledge of Buyer, require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;

(b)                                       violate any Organizational Document of Buyer; or

(c)                                        to the Knowledge of Buyer, require any filing with, or permit, consent or approval of, or the giving of any notice to, any Person.

Section 5.4                                    Absence of Litigation.  There is no Claim pending or, to the Knowledge of Buyer, threatened against Buyer relating to the transactions contemplated by this Agreement which, if adversely determined, would reasonably be expected to materially impair the ability of Buyer to perform its obligations and agreements under this Agreement and to consummate the transactions contemplated hereby.

Section 5.5                                    Brokers and Finders.  Other than Stifel, Nicolaus & Company, Incorporated, the financial advisor to the conflicts committee of the board of directors of the General Partner, no investment banker, broker, finder, financial advisor or other intermediary has been (directly or indirectly) retained by or is authorized to act on behalf of Buyer or its Affiliates who is entitled to receive from Seller any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.6                                    Buyer’s Independent Investigation.  Buyer has undertaken an independent investigation and verification of the Company Assets and the business, operations and financial condition of the Company.  Except for the representations and warranties made by the SN Parties in Article III and Article IV, Buyer acknowledges that there are no representations or warranties, express or implied, as to the Company Assets or the condition (financial or otherwise), assets, liabilities, operations, business or prospects of the Company.

Section 5.7                                    Independent Evaluation.  Buyer is sophisticated in the evaluation, purchase, ownership and operation of midstream properties and related facilities.  Buyer acknowledges and agrees that the SN Parties have not made any representations or warranties as to the Company Assets or the Company except as expressly and specifically provided in Article III and Article IV and that Buyer may not rely on any other representations or warranties made by the SN Parties or their representatives or, except as expressly provided in Article III and Article IV, on any of the SN Parties’ estimates with respect to the value of the Company Assets or the Company or any projections as to future events or other analyses or forward looking statements.  In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, subject to the express representations of the SN Parties set forth in this Agreement, Buyer (i) has relied or shall rely solely on its own independent investigation and evaluation of the Company Assets and the Company and the express provisions of this Agreement and (ii) has satisfied or shall satisfy itself as to the environmental and physical condition of and contractual arrangements affecting the Company Assets and the Company.

Section 5.8            Acquisition as Investment.  Buyer (i) is acquiring the Interests for its own account and not with a view to distribution in violation of applicable securities laws; (ii) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Interests and is able financially to bear the risks thereof; (iii) understands that the Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws the Interests may be resold without registration under such Laws only in certain limited circumstances; and (iv) is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

ARTICLE VI.
PRE-CLOSING COVENANTS

Section 6.1            General.  Buyer shall use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including satisfying Seller’s conditions to Closing in Section 8.3.  The SN Parties shall (and, until the Closing, shall cause the Company to) use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including satisfying Buyer’s conditions to Closing in Section 8.2.

Section 6.2            Notices, Consents and Books and Records.

(a)             The SN Parties shall (and, until the Closing, shall cause the Company to) give any notices to, make any filings with, and use their commercially reasonable best efforts to obtain any authorizations, Consents and approvals of Governmental Authorities and third parties that are required in connection with the matters referred to in Section 3.4 and Section 4.2 including the corresponding Schedules (other than those required by the HSR Act).  Each of Buyer and the SN Parties shall give the other Party prompt notice of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (i) cause a breach of any of the representations, warranties or covenants of such Party under this Agreement or (ii) cause any of the conditions of the other Party to consummate the transactions contemplated by this Agreement not to be satisfied.  If Buyer has a right to terminate this Agreement pursuant to Section 10.1(b), without taking into consideration any new information provided by the SN Parties pursuant to this Section 6.2(a) (the “New Seller Information”) for purposes of qualifying any of the representations and warranties of the SN Parties set forth in this Agreement, but Buyer elects to proceed with the Closing, then each of the applicable Schedules shall be deemed to have been amended to include the New Seller Information, the New Seller Information shall be deemed to be waived by Buyer and Buyer shall not be entitled to make a Claim thereon under this Agreement.

(b)             The SN Parties agree to (and, until the Closing, shall cause the Company to) provide access to its Books and Records to allow Buyer and Buyer’s outside auditing firm to prepare (at Buyer’s expense) any information required to be filed with or furnished to the SEC by Buyer pursuant to applicable securities Laws.

Section 6.3            Operations of the Company.  Except as expressly contemplated by this Agreement or as contemplated by Schedule 6.3, until the Closing, the SN Parties will cause the Company and their Affiliates not to engage in any practice, take any action or enter into any transaction outside the ordinary course of business without the prior written consent of Buyer except in case of emergency or as may otherwise be required to prevent injury or damage to Persons, property or the environment.  Subject to compliance with Applicable Law, the SN Parties will, and will cause their Affiliates to, promptly provide to Buyer or its representatives copies of all filings it makes with respect to the Company or the Company Assets with any Governmental Authority during such period.

Section 6.4            Reasonable Access.  Unless prohibited by Applicable Law, the SN Parties shall use commercially reasonable efforts to cause, until the Closing, the Company to permit Buyer and representatives of Buyer to have reasonable access at reasonable times, and in a manner so as not to interfere with the normal business operations of the SN Parties or the Company and their Affiliates, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Company or the Company Assets.  Buyer shall abide by the SN Parties’ and any lessors’ safety rules, regulations and operating policies while conducting its due diligence evaluation of the Company Assets including any environmental or other inspection or assessment of the Company Assets.  Buyer does hereby RELEASE, DEFEND, INDEMNIFY and HOLD HARMLESS the Seller Indemnified Parties from and against any and all Claims arising out of, resulting from or relating to the acts or omissions of Buyer or any of the Buyer Indemnified Parties in connection with any field visit, environmental assessment or other due diligence activity conducted by Buyer or any of its representatives with respect to the Company Assets conducted prior to Closing.  SUCH OBLIGATIONS OF BUYER SHALL APPLY EVEN IF SUCH CLAIMS ARISE OUT OF OR RESULT FROM THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE SELLER INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THE AFOREMENTIONED OBLIGATIONS SHALL NOT APPLY TO ANY CLAIM TO THE EXTENT ACTUALLY RESULTING ON ACCOUNT OF THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF THE SELLER INDEMNIFIED PARTIES.

Section 6.5            Insurance.  The Company’s insurance policies on the Midstream Assets are listed on Schedule 6.5.  The SN Parties shall cause all Company insurance policies listed on Schedule 6.5 to remain in force and effect or to be renewed and maintained in full force and effect through (but not after) the Closing Date.

Section 6.6            Reserved.

Section 6.7            Reserved.

Section 6.8            HSR Act.  To the extent not completed prior to the Execution Date, the Parties shall prepare, as soon as is practicable, but in any event within 10 Business Days following the Execution Date, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act.  The Parties shall submit such filings to the appropriate Governmental Authority as soon as practicable after the execution hereof for filings under the HSR Act.  The Parties shall request early termination of the waiting period under the HSR Act for the HSR Act filing, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.  The Parties shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any antitrust or trade regulatory laws of any Governmental Authority.  Buyer agrees to take all actions that may be required by the FTC in order to consummate the transactions contemplated hereby as soon as reasonably practicable; provided that, nothing in this Section 6.8 shall require Buyer or its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing, any assets, businesses or interests of Buyer or any of its Affiliates or any of the Company Assets or the Interests; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by the Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.  Buyer and the SN Parties shall each pay 50% of all filing fees in connection with all filings under the HSR Act.

ARTICLE VII.
POST-CLOSING COVENANTS

Section 7.1            Further Assurances.  After the Closing, each Party shall use its commercially reasonable efforts to take such further actions, including obtaining or transferring to the other Party all necessary Permits, Consents, orders and Contracts and executing and causing its Affiliates to execute such further documents, as may be necessary or reasonably requested by another Party in order to effectuate the intent of this Agreement and to provide such other Party with the intended benefits of this Agreement, including, without limitation, (i) Seller executing or causing its Affiliates to execute any further documents, as may be necessary to transfer, upon completion, all legal right, title and interest in and to the Assets Under Construction to Buyer, in each case without the payment of any consideration in addition to the amount contemplated in Section 2.3 hereof and (ii) transferring or amending, as applicable, appropriate T-4, R-3 and R-5 permits, filings and reports with the Texas Railroad Commission and air permits with the Texas Commission on Environmental Quality from SN Operating, LLC to the Company or Buyer’s designee.  Without limiting the generality of the foregoing, the Parties acknowledge that the Parties have used their good faith efforts to identify all of the assets and operations to be purchased by Buyer in connection with this Agreement.  However, due to the age of some of the assets or operations and the difficulties in locating appropriate data with respect to some of the assets included in these operations, it is possible that some of the assets intended to be purchased ultimately by Buyer were not identified and therefore are not transferred (directly or indirectly) to Buyer as of the Closing Date.  To the extent that any assets owned by an SN Party or one of its Affiliates (other than the Company) as of the Effective Date were not identified but form an integral part of the assets and operations of the Company or the Midstream Assets are subsequently identified, then the intent of the Parties is that all such unidentified assets are intended to be conveyed to Buyer pursuant to this Agreement. To the extent any such assets are identified at a later date, the Parties shall take all appropriate action required in order to convey such assets to the Company without the payment of any consideration in addition to the amount contemplated in Section 2.3 hereof.  Likewise, to the extent that any assets or operations that are indirectly conveyed to Buyer hereunder are later identified by the Parties as assets and operations that the Parties did not intend to convey to

Buyer, the Parties shall take all appropriate action required to convey such assets and operations to Seller or its Affiliates (as directed by Seller).

Section 7.2            Tax Matters.

(a)             Taxes.  The Parties agree that the income related to the Company Assets for the period up to and including the Closing Date will be reflected on the federal income Tax Return of Seller and that Seller shall bear the liability for any Taxes associated with such income.  The Parties further agree that the income related to the Company Assets for the period after the Closing Date will be reflected on the federal income Tax Return of Buyer and that the partners of Buyer shall bear the liability for any Taxes associated with such income.

(b)             Proration of 2015 Ad Valorem Taxes.  Ad valorem taxes relating to the Company Assets for the year ending December 31, 2015 shall be prorated on a daily basis between Buyer, on the one hand, and Seller, on the other hand, with Buyer responsible for the prorated portion of such taxes for such period (for purposes of this Section 7.2(b), “period” means the period beginning on the assessment date for ad valorem taxes through the day before the next assessment date for such taxes) up to and including the Closing Date and Seller responsible for the prorated portion of such taxes after the Closing Date.  The Party that receives the ad valorem tax billing shall provide a copy of such billing to the other Party together with a calculation of the prorated ad valorem taxes owed by each Party.  The Party that did not receive the ad valorem tax billing shall pay its prorated portion of the ad valorem taxes to the billed Party prior to the due date of such taxes and the billed Party shall be responsible for the timely payment of the ad valorem taxes to the applicable Tax Authorities

(c)             Transaction Taxes.  All sales, use, transfer, filing, recordation, registration and similar Taxes arising from or associated with the transactions contemplated by this Agreement (not including, for the sake of clarity, the Gathering Agreement) other than Taxes based on income (“Transaction Taxes”), shall be borne 50% by Seller and 50% by Buyer.  To the extent under Applicable Law the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, Buyer shall prepare and file all such Tax Returns.  The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes.  The Party that is not responsible under Applicable Law for paying the Transaction Taxes shall pay its share of the Transaction Taxes to the responsible Party prior to the due date of such Taxes.

(d)             Cooperation on Tax Matters.  Following the Closing Date, the Parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting Party, and to any Governmental Authority responsible for the administration of any Tax, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Company for all periods at or prior to the Effective Date and any information which may be relevant to determining the amount payable hereunder, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.

Section 7.3            Cooperation for Litigation and Other Actions.  Each Party shall cooperate reasonably with each other Party, at the requesting Party’s expense (but including only out-of-

pocket expenses to unaffiliated third parties, photocopying and delivery costs and not the costs incurred by any Party for the wages or other benefits paid to its officers, directors or employees), in furnishing reasonably available information, testimony and other assistance in connection with any Claims or other disputes involving any of the Parties hereto (other than in connection with disputes between the Parties).

Section 7.4            Retention of and Access to Books and Records.

(a)             On or before the Closing Date, the SN Parties will deliver or cause to be delivered to Buyer, the Books and Records that are in the possession or control of the SN Parties or their Affiliates.

(b)             Buyer agrees to afford the SN Parties and their Affiliates and their respective accountants, counsel and other designated individuals, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the Books and Records at no cost to the SN Parties or their Affiliates (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of Books and Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under Applicable Law. Without limiting the generality of the preceding sentences, Buyer agrees to provide SN Parties and their Affiliates reasonable access to and the right to make copies of the Books and Records after the Closing for the purposes of assisting SN Parties and their Affiliates (i) in complying with the SN Parties’ obligations under this Agreement; (ii) in adjusting, prorating and settling the charges and credits provided for under this Agreement; (iii) in preparing Tax Returns; (iv) in responding to or disputing any tax audit; (v) in asserting, defending or otherwise dealing with any Claim or dispute, known or unknown, under this Agreement; and (vi) in asserting, defending or otherwise dealing with any third-party Claim or dispute by or against SN Parties and their Affiliates relating to the Company.

(c)             Notwithstanding the foregoing provisions of this Section or anything else to the contrary in this Agreement, with respect to any Books and Records the transfer or other disclosure of which to Buyer would waive (or would reasonably risk the waiver of) any attorney/client, work product, tax practitioner, audit or other privilege relating to the Retained Obligations, the SN Parties shall not be required to transfer such Books and Records (or any copies thereof) to Buyer until the appropriate Parties enter into a mutually-agreed joint defense agreement to allow for the sharing of common defense privileged materials.

Section 7.5            SEC Matters.  The SN Parties acknowledge that Buyer may be required to include financial statements relating to the Company (“SEC Financial Statements”) in documents filed with the SEC by Buyer pursuant to the Securities Act or the Exchange Act, and that such SEC Financial Statements may be required to be audited.  In that regard, the SN Parties shall reasonably cooperate with Buyer, and provide Buyer reasonable access to such records (to the extent such information is available) and personnel of the SN Parties and the Company as Buyer may reasonably request to enable Buyer, and its representatives and accountants, at Buyer’s sole cost and expense, to create and audit any SEC Financial Statements that Buyer deems necessary.  The SN Parties hereby consent to the inclusion or incorporation by reference of the SEC Financial Statements in any registration statement, report or other document of Buyer or any of its Affiliates to be filed with the SEC in which Buyer or its Affiliate reasonably determines that the SEC Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act.  Upon request of Buyer, the SN Parties shall use commercially reasonable efforts to cause the external audit firm that audits the SEC Financial Statements to consent to the inclusion or incorporation by reference of its audit opinion with respect to any applicable audited financial statements of Buyer in any such registration statement, report or other document and to provide customary comfort letters as required by Buyer’s underwriters.  The SN Parties shall provide Buyer and its independent accountants with access to (i) any audit work papers of the SN Parties’ independent accountants and (ii) any management representation letters provided by the SN Parties to the SN Parties’ independent accountants.  Notwithstanding the foregoing, nothing herein shall expand the SN Parties’ representations, warranties, covenants or agreements set forth in this Agreement or give Buyer, its Affiliates or any third party any rights to which it is not entitled hereunder.  Buyer hereby releases the Seller Indemnified Parties from, and shall fully protect, defend, indemnify and hold the Seller Indemnified Parties harmless from and against, in each case, any and all Losses (including costs of investigation and attorneys’ and experts’ fees and expenses) relating to, arising out of or connected with, directly or indirectly, any actions, representations or certifications of the SN Parties and their Affiliates personnel or auditors with respect to the access, records and cooperation provided pursuant to this Section 7.5, or Buyer’s use of information contained in such records or the inclusion of such financial records in any debt or equity offering documents or related materials.  THESE INDEMNITY AND DEFENSE OBLIGATIONS APPLY REGARDLESS WHETHER SUCH LOSSES ARE ATTRIBUTABLE TO OR ARISE OUT OF, SOLELY OR IN PART, THE SOLE, ACTIVE, GROSS, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES; PROVIDED HOWEVER THE FOREGOING INDEMNITY AND DEFENSE OBLIGATIONS SHALL NOT APPLY WITH RESPECT TO THE WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.

ARTICLE VIII.
CONDITIONS TO CLOSE

Section 8.1            Condition to Close of Both Parties.  The respective obligations of Buyer and the SN Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing that there must not be any pending or threatened injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any suit or action pending or threatened by a Governmental Authority to enjoin the consummation of any of the transactions contemplated by this Agreement.

Section 8.2            Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

(a)             the representations and warranties of the SN Parties contained in Article III and Article IV of this Agreement must be true and correct in all material respects as of the date of this Agreement and as of the Closing (except for those which refer to another specific date, which must be true and correct as of such date);

(b)             the SN Parties must have performed and complied in all material respects with each of their covenants hereunder through the Closing;

(c)             [reserved];

(d)             any required waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to such period; and

(e)             the SN Parties must have timely delivered all items required to be delivered at Closing pursuant to Section 9.2.

Buyer may waive any condition specified in this Section 8.2 if it executes and delivers to the SN Parties a writing so stating at or before the Closing.

Section 8.3            Conditions to Obligations of the SN Parties.  The obligation of the SN Parties to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

(a)             the representations and warranties of Buyer contained in Article V must be true and correct in all material respects as of the date of this Agreement and as of the Closing;

(b)             Buyer must have performed and complied in all material respects with each of its covenants hereunder through the Closing;

(c)             any required waiting period under the HSR Act shall have expired or early termination shall have been granted with respect to such period; and

(d)             Buyer must have timely delivered all items required to be delivered at Closing pursuant to Section 9.3.

The SN Parties may waive any condition specified in this Section 8.3 if either SN or Seller executes and delivers to Buyer a writing so stating at or before the Closing.

ARTICLE IX.
CLOSING

Section 9.1            Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Seller, 1000 Main Street, Suite 3000, Houston, Texas 77002 within five days after the conditions set forth in Article VIII have been satisfied or waived, or such other date as may be mutually agreed to by the Parties (the “Closing Date”), and the Closing is deemed to be effective as of the Effective Date.

Section 9.2            Deliveries by the SN Parties.  At the Closing, the SN Parties shall deliver, or cause to be delivered, to Buyer the following:

(a)             a counterpart of the Assignment of Membership Interests, substantially in the form attached hereto as Exhibit A (the “Assignment Document”), duly executed by Seller;

(b)             a counterpart of the Firm Gathering and Processing Agreement, substantially in the form attached hereto as Exhibit C (the “Gathering Agreement”), duly executed by Seller;

(c)             an executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Internal Revenue Code and the Treasury Regulations promulgated thereunder;

(d)             Seller shall cause to be delivered resignations (or evidence of removal) of each officer or director of the Company effective as of the Closing;

(e)             the Books and Records that are in the possession or control of the SN Parties or their Affiliates;

(f)              evidence, in a form reasonably acceptable to Buyer, of the release of the Company, the Company Assets and Interests from the terms and conditions of the documents and instruments governing the indebtedness of the SN Parties or their Affiliates, including the SN Credit Agreement, the SN Indentures or any related security agreements, guarantees, documents and instruments;

(g)             an assignment agreement or other conveyance document in a form reasonably acceptable to Buyer reflecting the assignment and transfer of the Common Units from SEP Holdings III, LLC to the Company; and

(h)             a certificate of an executive officer of SN, dated as of the Closing Date, stating that the SN Parties are in compliance with Section 8.2(a) and Section 8.2(b) of this Agreement.

Section 9.3            Deliveries by Buyer.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(a)             the estimated Purchase Price, as adjusted by the estimated Adjustment Amount reflected in the Statement, by wire transfer to accounts designated in writing by Seller no later than two Business Days prior to Closing;

(b)             a counterpart of the Assignment Document, duly executed by Buyer;

(c)             a counterpart of the Gathering Agreement, duly executed by the Company; and

(d)             a certificate of an executive officer of Buyer, dated as of the Closing Date, stating that Buyer is in compliance with Section 8.3(a) and Section 8.3(b) of this Agreement.

ARTICLE X.
TERMINATION

Section 10.1          Termination of Agreement.  The Parties may terminate this Agreement, as provided below:

(a)             Buyer and the SN Parties may terminate this Agreement by mutual written consent at any time before the Closing;

(b)             by Buyer, (i) if the SN Parties shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.2 or (ii) if all of the conditions set forth in Article VIII have been satisfied or waived, as applicable, and the SN Parties nevertheless refuse or fail to Close the transactions contemplated in this Agreement; provided, the SN Parties shall first be entitled to 10 days’ notice and the opportunity to cure and provided furthermore that Buyer shall not be in breach at such time;

(c)             by the SN Parties, (i) if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 8.3 or (ii) if all of the conditions set forth in Article VIII have been satisfied or waived, as applicable, and Buyer nevertheless refuses or fails to Close the transactions contemplated in this Agreement; provided, Buyer shall first be entitled to 10 days’ notice and the opportunity to cure and provided furthermore that the SN Parties shall not be in breach at such time;

(d)             by either Buyer or the SN Parties, upon notice to the other Party, if the transactions contemplated at the Closing have not been consummated by December 31, 2015 (the “Outside Date”), provided that neither Buyer nor the SN Parties shall be entitled to terminate this Agreement pursuant to this Section 10.1(d) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement;

(e)             by either Buyer or the SN Parties, if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable.

Section 10.2          Effect of Termination.

(a)             Except for the provisions of this Article X, Article XII (other than Section 12.13) and Article XIII, if the Parties terminate this Agreement pursuant to Section

10.1(a), all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party and except that termination of this Agreement will not affect any liability of either Party for any breach of this Agreement prior to termination, or any breach at any time of the provisions hereof surviving termination.

(b)             If the SN Parties terminate this Agreement pursuant to Section 10.1(c) due to a material breach of this Agreement by Buyer, then the SN Parties shall be entitled to seek all rights and remedies at law or in equity against Buyer or its Affiliates. Each of Buyer and the SN Parties agree to waive any requirement for the posting of a bond in connection with any such equitable relief in favor of the other Party.

(c)             If Buyer terminates this Agreement pursuant to Section 10.1(b) due to a material breach of this Agreement by the SN Parties, then Buyer shall be entitled to seek all rights and remedies at law or in equity against the SN Parties or their Affiliates. Each of Buyer and the SN Parties agree to waive any requirement for the posting of a bond in connection with any such equitable relief in favor of the other Party.

ARTICLE XI.
INDEMNIFICATION

Section 11.1          Indemnification.  From and after the Closing and subject to the provisions of this Article XI, (i) the SN Parties agree to indemnify and hold harmless Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs and (ii) Buyer agrees to indemnify and hold harmless Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

Section 11.2          Defense of Third-Party Claims.  An Indemnified Party shall give prompt written notice to the SN Parties or Buyer, as applicable (the “Indemnifying Party”), of the commencement or assertion of any Claim by a third party (collectively, a “third-party action”) in respect of which such Indemnified Party seeks indemnification hereunder. Any failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article XI unless the failure to give such notice materially and adversely prejudices the Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as it deems appropriate; provided, however, that:

(a)             The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such third-party action; (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action; (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel);

(b)                                       The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission or acknowledgment could have a material adverse effect with respect to the Indemnified Party;

(c)                                        The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party that does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such third-party action; and

(d)                                       The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The Parties shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article XI and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

Section 11.3                             Direct Claims.  In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 11.2 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof.  Subject to the limitations set forth in Section 11.4(a), the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

Section 11.4                             Limitations.  The following provisions of this Section 11.4 shall limit the indemnification obligations hereunder:

(a)                                       The Indemnifying Party shall not be liable for any Indemnified Costs pursuant to this Article XI unless a written claim for indemnification in accordance with Section 11.2 or Section 11.3 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before 5:00 p.m., Houston, Texas time, on or prior to the date that is eighteen (18) months after of the Closing Date; provided, however, that written claims for indemnification (i) for Indemnified Costs arising out of a breach of any representation or warranty contained in Article III, Section 4.1, Section 4.2, Section 4.3, Section 4.6, Section 4.7, Section 4.8, Section 5.1, Section 5.2 and Section 5.5 (the “Fundamental Representations”) may be made at any time and (ii) for Indemnified Costs arising out of a breach of any covenant may be made at any time.

(b)                                       Except as set forth in this Agreement, an Indemnified Party will not be entitled to any Indemnified Costs with respect to any individual Claim that does not equal or exceed $150,000 (the “Individual Indemnity Threshold”) and all such Claims that equal or exceed the Individual Indemnity Threshold must collectively also exceed the Indemnity Deductible, and thereafter, the Indemnified Party shall only be entitled to indemnity for the amount in excess of the Indemnity Deductible, subject to the limitations set forth in this Agreement.  Except as set forth below, the maximum aggregate liability of the SN Parties under Section 11.1 of this Agreement shall not exceed the Indemnity Cap.  Except as set forth below, the maximum aggregate liability of Buyer under Section 11.1 of this Agreement shall not exceed the Indemnity Cap.

(c)                                        The limitations set forth above in this Section 11.4 shall not apply to any claim for indemnification under Section 11.1 with respect to any breach of (i) the Fundamental Representations or (ii) the indemnification obligations set forth in this Article XI of this Agreement.

(d)                                       Each Party acknowledges and agrees that, after the Closing Date, except as otherwise set forth in Article XII of this Agreement, Buyer’s and the other Buyer Indemnified Parties’ and the SN Parties’ and the other Seller Indemnified Parties’ sole and exclusive remedy with respect to the Indemnified Costs shall be in accordance with, and limited by, the provisions set forth in this Article XI.

(e)                                        For purposes of determining any Losses resulting from a breach of any of the SN Parties’ representations and warranties contained in Article III or Article IV of this Agreement for which Buyer Indemnified Parties would be entitled to indemnification, any dollar or materiality qualifications in the SN Parties’ representations and warranties shall be disregarded.

Section 11.5                             Tax Treatment of Payment of Indemnity Costs.  The SN Parties and Buyer agree that any payment of Indemnified Costs made hereunder will be treated by the Parties on their Tax Returns as an adjustment to the Purchase Price.

Section 11.6                             Express Negligence Rule.  THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE XII.
MISCELLANEOUS

Section 12.1                             WAIVERS AND DISCLAIMERS.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTIES IN THIS AGREEMENT THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAVE MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE COMPANY OR ITS ASSETS, INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE ASSETS OF THE COMPANY GENERALLY, THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE ASSETS OF THE COMPANY; (B) THE INCOME TO BE DERIVED FROM THE COMPANY OR ITS ASSETS; (C) THE SUITABILITY OF THE ASSETS OF THE COMPANY FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON; (D) THE COMPLIANCE OF OR BY THE ASSETS OF THE COMPANY OR ITS OPERATION WITH ANY APPLICABLE LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS); OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS OF THE COMPANY. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE COMPANY OR ITS ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THIS SECTION 12.1 SHALL SURVIVE THE PURCHASE OF THE INTERESTS OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION 12.1 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE COMPANY OR ITS ASSETS THAT MAY ARISE PURSUANT TO APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

Section 12.2                             Expenses.  Except as expressly provided in this Agreement, all costs and expenses incurred by the Parties in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the Party which has incurred such expense. For the avoidance of doubt, (i) Buyer shall be responsible for all costs and expenses (including attorneys’ fees and expenses) incurred by the conflicts committee of the board of directors of the General Partner in connection with this Agreement and the transactions contemplated herein and (ii) the SN Parties and their Affiliates shall be responsible for all costs and expenses (including attorneys’ fees and expenses) incurred by the audit committee of the board of directors of SN in connection with this Agreement and the transactions contemplated herein.

Section 12.3                             Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 12.4                             Notice.  Any notice, communication, request, instruction or other document by any party to another required or permitted hereunder shall be given in writing and addressed as set forth below.  Any such notice, communication, request, instruction or other document shall be deemed to have been duly made or given and the receiving Party charged with notice as follows: (i) if personally delivered, when received; (ii) if sent by facsimile, with electronic confirmation of delivery, if sent during normal business hours on a Business Day, and if not sent during normal business hours on a Business Day, on the next subsequent Business Day; (iii) if mailed certified mail, return receipt requested, on the day such notice is received, and if such day is not a Business Day, on the next subsequent Business Day; or (iv) if sent by overnight courier, the next Business Day after placement into the custody of the overnight courier.  All notices shall be addressed as follows:

SN Parties:

Sanchez Energy Corporation

1000 Main Street, Suite 3000

Houston, Texas 77002

Attn:              President

Fax:                 (713) 756 - 2784

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana St., 44th Floor

Houston, Texas 77002

Attention:  David Elder

Fax:  (713) 236 - 0822

Buyer:

Sanchez Production Partners LP

1000 Main Street, Suite 3000

Houston, Texas 77002

Attn:              Chief Financial Officer

Fax:                 (832) 308 - 3720

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention:  C. Timothy Fenn

Fax:  (713) 546 - 5401

A Party may, by written notice so delivered to the other Parties, change its address for notice purposes hereunder.

Section 12.5                             Governing Law; Consent to Jurisdiction; Enforcement.

(a)                                       This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

(b)                                       The Parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State of Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be brought, heard and determined only in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c)                                        The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in the State of Texas, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereto further hereby waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 12.6                             Confidentiality.

(a)                                       Obligations. Each Party shall use commercially reasonable efforts to retain the other Party’s Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 12.6.  Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care.

(b)                                       Required Disclosure. Notwithstanding Section 12.6(a) above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, Governmental Authority or Applicable Law, including the rules and regulations of the Securities and Exchange Commission, or is required to disclose pursuant to the rules and regulations of any national securities exchange upon which the receiving Party or its parent entity is listed, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances.  The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c)                                        Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department for purposes of resolving any dispute that may arise hereunder or for complying with Applicable Law or the rules of any securities exchange applicable to the Party, and the receiving Party shall be entitled to retain any Confidential Information in electronic form stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 12.6, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d)                                       Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys, representatives and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”).  The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof.

(e)                                        Survival. The obligation of confidentiality under this Section 12.6 shall survive until the second anniversary the Closing Date.

Section 12.7                             Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties with respect to Article XI and the Parties’ respective Affiliates with respect to Section 12.1) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.8                             Assignment of Agreement.  Neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any Party without the prior written consent of the other Party hereto.

Section 12.9                             Captions.  The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.

Section 12.10                      Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)) for the convenience of the Parties hereto, each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement.

Section 12.11                      Integration.  This Agreement supersedes any previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto or thereto and executed by the Parties hereto or thereto after the date of this Agreement. For the sake of clarity, the representations, warranties and covenants set forth in this Agreement shall not be limited by the Bill of Sale.

Section 12.12                      Amendment; Waiver.  This Agreement may be amended only in a writing signed by all Parties. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive any Party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement. Any amendment or waiver executed by any of the Parties or their respective subsidiaries shall not be effective unless and until the execution of such amendment or waiver has been approved by, with respect to Buyer, the conflicts committee of the board of directors of the General Partner, and with respect to the SN Parties, the audit committee of the board of directors of SN.

Section 12.13                      Buyer Right of First Offer.

(a)                                       As provided in and subject to the other provisions of this Section 12.13, SN hereby grants to Buyer, for a period of 15 years after the Closing Date, a right of first offer on the ROFO Assets to the extent that SN or any SN Subsidiary (a “Transferring Entity”) proposes to Transfer all or any part of such ROFO Assets to any Person that is not an Affiliate of SN.

(b)                                       If any Transferring Entity proposes to Transfer all or any portion of any ROFO Asset (other than to SN or an Affiliate thereof), SN shall, or shall to the extent it has the legal right, cause the applicable Transferring Entity to, prior to entering into any such transaction, first give written notice to Buyer (the “ROFO Notice”) of its intention to enter into such transaction. The ROFO Notice shall include a description of the ROFO Assets which the

Transferring Entity proposes to Transfer as would be reasonably necessary for Buyer to make an offer to purchase the ROFO Assets from the applicable Transferring Entity.

(c)                                        Buyer shall have 20 days following receipt of the ROFO Notice to propose a bona fide offer to purchase the ROFO Assets from the Transferring Entity that provided such ROFO Notice (the “ROFO Response”).  The ROFO Response shall set forth the material terms and conditions (including, without limitation, the purchase price that Buyer proposes to pay for the ROFO Asset and the other material terms of the purchase) pursuant to which Buyer would be willing and able to enter into a binding agreement for the transaction.  If no ROFO Response is delivered by Buyer within such 20-day period or if Buyer otherwise informs the Transferring Entity that it does not intend to provide a ROFO Response, then Buyer shall be deemed to have waived its right of first offer with respect to such ROFO Asset, and the Transferring Entity shall be free to enter into a transaction with any third party on terms and conditions determined in the sole discretion of the Transferring Entity.

(d)                                       If Buyer submits a ROFO Response which the Transferring Entity is willing to accept, SN shall, or shall to the extent it has the legal right, cause the applicable Transferring Entity to, negotiate in good faith with Buyer with respect to such transaction for a period of 30 days from the date of such ROFO Response (the “Negotiation Period”).  If Buyer submits a ROFO Response which the Transferring Entity is not willing to accept, or if Buyer and the Transferring Entity are unable to reach terms with respect to a definitive agreement within the Negotiation Period, SN and/or the Transferring Entity may enter into an agreement with a third party to Transfer the ROFO Assets described in the ROFO Notice but SN agrees that, without the prior written consent of Buyer, it shall not, or shall to the extent it has the legal right, cause the Transferring Entity to not, enter into a definitive transfer agreement with any third party with respect to such ROFO Assets at any time during the 120-day period commencing from the ROFO Response at a price which is lower than that proposed by Buyer in the ROFO Response and which are on terms which are materially more favorable to such third party than those set forth in the ROFO Response.  If the Transferring Entity does not enter into a definitive agreement with a third party with respect to such a transaction within such 120-day period, then SN shall, or shall to the extent it has the legal right, cause such Transferring Entity to, comply with the provisions of this Section 12.13 again prior to entering into any transaction with respect to such ROFO Assets.  For the avoidance of doubt, the foregoing of this Section 12.13 constitutes a right of first offer (and not a right of first refusal) which entitles Buyer the right to make an initial offer with respect to the Transfer of the ROFO Assets but which does not grant to Buyer the right to match an offer from a third party with respect to the ROFO Assets.

Section 12.14                      Mitigation.  Each Party shall take all reasonable steps, and shall reasonably cooperate with the other Parties in good faith, to mitigate damages in respect of any Claim under Article XI for which it or another Buyer Indemnified Party or Seller Indemnified Party, as applicable, is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such Claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.  Further, no Party shall take nor fail to take any action, which action or inaction induces, incentivizes or otherwise is reasonably likely to lead a third party to make a Claim against a Buyer Indemnified Party or Seller Indemnified Party, for which it seeks indemnification under Article XI.  Additionally, if any provision of this Agreement or the Gathering Agreement, if complied with or performed, would result (or has resulted) in any breach or other violation (or is being challenged as a breach or other violation) of any Dedicated Instrument, otherwise conflicts (or is being challenged as conflicting) with any Dedicated Instrument, or would otherwise give (or has otherwise given) rise to a Claim under this Agreement or the Gathering Agreement as a result of such a breach or other violation or conflict (or challenge) with respect to any Dedicated Instrument, each Party shall take all reasonable steps, and shall reasonably cooperate with the other Parties in good faith, to mitigate damages with respect to such a breach or other violation or conflict (or challenge) and to amend this Agreement and/or the Gathering Agreement (and/or enter into other mutually acceptable agreements or arrangements) to the extent necessary to effect the original intent of the Parties and maintain the Parties’ relative economic burdens and benefits, as closely as possible.

ARTICLE XIII.
INTERPRETATION

Section 13.1                             Interpretation.  It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:

(a)                                       examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

(b)                                       the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

(c)                                        a defined term has its defined meaning throughout this Agreement and each Exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d)                                       each Exhibit to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, the provisions of the main body of this Agreement shall prevail;

(e)                                        the term “cost” includes expense and the term “expense” includes cost;

(f)                                         the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

(g)                                        currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;

(h)                                       unless the context otherwise requires, all references to time shall mean time in Houston, Texas;

(i)                                           whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; and

(j)                                          if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

Section 13.2                             References, Gender, Number.  All references in this Agreement to an “Article,” “Section,” “subsection” or “Exhibit” shall be to an Article, Section, subsection or Exhibit of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section.” Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SANCHEZ ENERGY CORPORATION

By:	/s/ G. Gleeson Van Riet
Name:	G. Gleeson Van Riet
Title:	Senior Vice President and Chief Financial Officer

SN CATARINA, LLC

By:	/s/ G. Gleeson Van Riet
Name:	G. Gleeson Van Riet
Title:	Senior Vice President and Chief Financial Officer

SANCHEZ PRODUCTION PARTNERS LP

By: Sanchez Production Partners GP LLC, as General Partner

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

[Signature Page to Purchase and Sale Agreement]